Exhibit 10.26

CONSULTINGAGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into effective as of May 18, 2011 (the "Effective Date"), between Cambium Learning, Inc., at 17855 Dallas Parkway Suite 400 Dallas, TX 75287 (the "Company") and EastBridge Investment Group Corp, at 8040 E Morgan Trail, #18, Scottsdale, AZ 85253 (the "Consultant").

WHEREAS:

A.           The Company and its subsidiaries engage in a number education-related businesses.

B.           The Company desires to retain the Consultant to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

C.           The Consultant has agreed to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.           ENGAGEMENT AS A CONSULTANT

1.1
The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.           TERM OF THIS AGREEMENT

2.1
The term of this Agreement shall become effective and begin as of the Effective Date, and shall continue until the close of business on the date which is twelve (12) months from the Effective Date of this Agreement, unless this Agreement is earlier terminated in accordance with the terms of this Agreement (the "Term"). The terms of this Agreement will extend for an additional three (3) years specific to any business Venture (defined below) signed during the initial twelve month term.

3.           CONSULTANT SERVICES

3.1	The Consultant agrees to perform the following services and undertake the following responsibilities and duties to the Company as consulting services (the "Consulting Services"):

(a)	The Consultant will provide the following business development services to the Company:

●	The Consultant will assist the Company with the identification of prospective business partners or opportunities in China for the Company's business in China.

●
The Consultant will assist the Company at the Company's request with the negotiation and structuring of services, distribution, products sales, partnership and joint venture agreements with business partners identified in North America for the development and expansion of general business and potential acquisition opportunities.

(b)

(c)
Performing such other duties and observing such instructions as may be reasonably assigned from time to time by the Company, provided such duties are within the scope of the Company's business and services to be provided by the Consultant.

4.2 The Consultant shall devote his time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services, provided, however, the Consultant may engage in reasonable investment and other personal activities that do not interfere with the Consultant's obligations hereunder.

4.3 In providing the Consulting Services, the Consultant will:

(a)	comply with all applicable federal, state, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

4.4           The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company.

4.       CONSULTANT FEE

4.1
A non-refundable $50,000 advance against commissions at the closing of any business venture, such as a distribution arrangement, sales of products or services, co-operation, partnership, merger and/or acquisition transaction, (a "Venture") between the Company and the related parties introduced to the Company by the Consultant;, a commission of 10% of the total revenue derived from each Venture by the Company until a total of $450K per Venture is paid to Consultant. Commissions will be paid out to the Consultant quarterly.

4.2
The amount of outstanding unearned advances against commissions will be not exceed $ 100,000 (e.g. the signing of two Ventures). Additional $50,000 advances against new Ventures will resume when actual commissions earned by Consultant have reduced the total amount of outstanding unearned commissions by $50,000 or more.

4.3
For the purposes of this Section 4 and Section 2, each Venture will have a three year term from the date of its signing. If this Agreement has been terminated or allowed to expire, Consultant will still be eligible for commissions for each Venture signed prior to such termination or expiration.

5.           REIMBURSEMENT OF EXPENSES

5.1
The Company will reimburse the Consultant any reasonable travel and promotional expenses and other specific expenses incurred by the Consultant in provision of the Consulting Services, provided the Consultant has obtained the prior written approval of the Company.

6.           TERMINATION

6.1	The Company may terminate this Agreement at any time upon the occurrence of any of the following events of default (each an "Event of Default"):

(a)	the Consultant's commission of an act of fraud, theft or embezzlement or other similar willful misconduct;

(b)	the neglect or breach by the Consultant of his material obligations or agreements under this Agreement; or

(c)	the Consultant's refusal to follow lawful directives of the Company,

Provided that notice of the Event of Default has been delivered to the Consultant and provided the Consultant has failed to remedy the default within seven days of the date of delivery of notice of the Event of Default, if the default is of such a nature that it is capable of remedy.

6.2	The Company may at its option terminate this Agreement in the absence of an Event of Default by delivering notice of termination to the Consultant.

6.3	The Consultant may terminate this Agreement at any time, provided that seven days prior written notice of termination has been delivered to the Company.

6.4
On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

6.5
Upon termination, the Consultant will be entitled to receive all the fees and benefits on the closed transactions and also the transactions that are being negotiated between the Company and the partner(s) introduced by the Consultant prior to the termination for a period of three years.

7.           PROPRIETARY INFORMATION

7.1
The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company, its subsidiaries or affiliates or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, business plans and details of its business relationships with banks, lenders, vendors, customers and other parties not otherwise publicly available; unless such information is already public.

8.           PARTIES BENEFITED; ASSIGNMENTS

8.1
This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

9.           NOTICES

9.1
Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Company at its then principal office, or to the Consultant at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties. Notices shall be deemed given when delivered.

10.           GOVERNING LAW

10.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

11.           REPRESENTATIONS AND WARRANTIES

11.1
The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

12.           MISCELLANEOUS

12.1	This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

12.2	This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

12.3	No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

12.4	A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.5
This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

12.6	The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

12.7	This Agreement replaces and supersedes all other consultant agreements between the Company and the Consultant and any amendments hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

The Company: Cambium Learning. Inc

David Capellucci, President

The Consultant: EastBridge Investment Group Corp

Keith Wong, President